            As filed with the Securities and Exchange Commission on May 4, 2000

===============================================================================
                                                    Registration No. 333-______

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               ------------------

                            U.S. ENERGY SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

             DELAWARE                                         52-1216347
   (State or Other Jurisdiction                            (I.R.S. Employer
 of Incorporation or Organization)                        Identification No.)

                         515 N. FLAGLER DRIVE, SUITE 702
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 820-9779
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                                SEYMOUR J. BEDER
                      CHIEF FINANCIAL OFFICER AND TREASURER
                            U.S. ENERGY SYSTEMS, INC.
                         515 N. FLAGLER DRIVE, SUITE 702
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 820-9779
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                          COPIES OF COMMUNICATIONS TO:
                              PAUL BERKOWITZ, ESQ.
                              JASON S. THALER, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                               ------------------

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration
                          Statement becomes effective.

                               -------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]


















                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------- ---------------------------- ------------------------- -------------------------
                 TITLE OF SHARES                          AMOUNT TO BE              PROPOSED MAXIMUM             AMOUNT OF
                TO BE REGISTERED                           REGISTERED              AGGREGATE OFFERING         REGISTRATION FEE
                                                                                        PRICE(1)
-------------------------------------------------- ---------------------------- ------------------------- -------------------------
Common Stock, par value $0.01 per share, all
   of which are issuable  upon  conversion of
   certain convertible preferred stock........              5,178,375                 $23,788,160                $6,280.07
-------------------------------------------------- ---------------------------- ------------------------- -------------------------

--------------------
(1) Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c), based on the average of the high and low price for the Common Stock reported by the Nasdaq Stock Market on May 2, 2000.

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

==============================================================================

==============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

==============================================================================


PROSPECTUS

                                   MAY 4, 2000

                            U.S. ENERGY SYSTEMS, INC.

                        5,178,375 SHARES OF COMMON STOCK

                                ($0.01 PAR VALUE)

                              ---------------------

         The selling shareholders are offering up to 5,178,375 shares of our common stock. We will issue these shares upon conversion of (i) 1,138,889 shares of our Series A Convertible Preferred Stock, (ii) 509 shares of our Series B Convertible Preferred Stock, (iii) 114,000 common stock purchase warrants issued in connection with our acquisition of Plymouth Cogeneration in 1994, (iv) 125,000 common stock purchase warrants issued to holders of our 9% debentures,
(v) debentures convertible into 45,750 shares of common stock, and (vi) 149,000 options to purchase common stock not covered under any of our stock option plans. Additionally, we are registering 25,000 shares of common stock held by the Estate of Richard H. Nelson, our former President and CEO, 21,662 shares of common stock held by Energy Systems Investors, LLC and 2,407 shares of common stock held by Lawrence I. Schneider, our President and Chief Executive Officer.

         We will not receive any proceeds from the sale of common stock under this prospectus.

         Our common stock is traded on the Nasdaq Stock Market under the symbol "USEY". On May 2, 2000, the closing price of our common stock as reported by Nasdaq was $4.50 per share.

         The selling shareholders may offer the shares through public or private transactions, on or off Nasdaq, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                              ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                   THE DATE OF THIS PROSPECTUS IS MAY 4, 2000

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Prospectus Summary...........................................................3

Risk Factors.................................................................6

Note Regarding Forward-Looking Statements...................................12

Use Of Proceeds.............................................................12

Selling Shareholders........................................................13

Plan Of Distribution........................................................16

Legal Matters...............................................................16

Experts.....................................................................17

Where You Can Find More Information.........................................17

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 17 FOR MORE INFORMATION ABOUT OUR COMPANY AND OUR FINANCIAL STATEMENTS. IN THIS PROSPECTUS, REFERENCES TO "U.S. ENERGY," "WE," "OUR" AND "US" REFER TO U.S. ENERGY SYSTEMS, INC.

         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                            U.S. ENERGY SYSTEMS, INC.

         Our business is composed of two separate but interrelated divisions:

         o the energy division, which develops, owns and operates cogeneration and independent energy facilities, and

         o the environmental division, which furnishes environmental consulting and remediation services, recovers and recycles used motor and industrial oil, and processes waste water.

ENERGY DIVISION

         We are a project developer, owner and operator of independent power plants. Independent power plants produce electricity for sale either to direct end users or to regulated public electric utility companies. Generally, independent power plants have emerged as a result of federal and state laws promulgated to eliminate the monopoly previously held by regulated electric companies over the production and sale of electric power. The laws were passed to enhance competition, as well as to encourage the production of cleaner and more environmentally-friendly power in the United States.

         Energy projects and facilities which we currently own or operate include:

         o STEAMBOAT 1 AND 1A GEOTHERMAL POWER PLANTS. Our 95%-owned subsidiary, Steamboat Envirosystems, LLC, owns Steamboat 1 and 1A, two geothermal power plants in Steamboat Hills, Nevada. Steamboat 1 and 1A produce a combined eight megawatts of electric power which is sold under two power purchase agreements with Sierra Pacific Power Company.

         o STEAMBOAT 2 AND 3 GEOTHERMAL POWER PLANTS. As previously announced, we reached agreement in principle with Far West Capital, Inc. to acquire the Steamboat 2 and 3 geothermal power plants. The original letter of intent has expired but the parties are continuing to work together to put a final agreement in place. The plants, which produce an aggregate of 40 megawatts of power, generate approximately $12 million in annual sales under a long term contract for sale of power to Sierra Pacific Power Corp.

         o PLYMOUTH STATE COLLEGE, NEW HAMPSHIRE. In 1994, we acquired a 50% interest in Plymouth Cogeneration Limited Partnership which owns and operates a cogeneration plant producing 2.5 megawatts of electricity and 25 million BTUs of heat at Plymouth State College, in Plymouth, New Hampshire. The Plymouth facility provides 100% of the electrical and heating requirements for the campus, which is a part of the University of New Hampshire system, under a 20-year contract.

         o LEHI COGENERATION PROJECT, UTAH. In January 1994, we purchased a 50% equity interest in Lehi Independent Power Associates, which owns a cogeneration facility in Lehi, Utah. The Lehi facility has been dormant since 1990, and we, together with our partners, have been exploring alternatives to initiate operations at the Lehi facility.

         o RENO ENERGY DISTRICT HEATING PROJECT. We have an 89.6% interest in USE Geothermal, LLC, which provided a loan in the approximate amount of $1.6 million to Reno Energy LLC. The loan is convertible into a 50% equity interest in Reno Energy for no additional consideration. The proceeds of the loan are to be used to provide engineering, design and financial services in connection with a facility which will use geothermally-heated fresh water for space heating and cooling, as well as for process heating, for nearby developments, including an industrial park in South Meadows, Nevada. The Reno facility is still in the planning and development stage. We believe that when completed, the Reno facility will be the largest geothermal district heating facility in the United States. The Reno facility is scheduled to begin operations in 2001.

ENVIRONMENTAL DIVISION

         Our acquisition of American Enviro-Services, Inc. in August 1997 marked our expansion into the environmental services field. American Enviro-Services is a primary supplier of a broad range of environmental services in the mid-western United States, including:

         o  environmental assessments,

         o  oil and waste recycling;

         o  emergency response, and

         o  environmental remediation.

         We currently have contracts with over 1,100 companies for the recovery, hauling and recycling of industrial waste oil and water. We also contract with local, state and federal governmental agencies and commercial businesses for the cleanup and remediation of oil spills and leaks, Phase I, II and III environmental assessments, emergency environmental response services, remediation and other environmental and environmental-related services. At its facilities in Newburgh, Indiana, American Enviro-Services converts otherwise hazardous substances into environmentally and ecologically sound fuel and cleans polluted soil and water. American Enviro-Services has also developed a system for recovery and reprocessing of oil from spills on inland waterways. We expanded our environmental division in January 1998 when we acquired Commonwealth Petroleum Recycling, Inc., a waste oil recycling company located in Shelbyville, Kentucky.

         A large portion of the operations of our environmental division consists of environmental remediation, clean-up and monitoring. Examples of the projects currently in progress are the following:

         o We continue to work on a three-year contract with the Warrick County Commission to oversee and manage the closure and monitoring of the solid waste landfill, along with all substations, in the County of Warrick, Indiana. The contract, which commenced in March 1998, requires that we close and monitor the landfill, build a transfer station, and expand and redesign the substations and the recycling facility for the County.

         o We have expanded our services to provide emergency response on inland waterways. These services have been approved by the United States Coast Guard. The waterway response system includes 2,000 feet of containment booms, a pontoon recovery system, a drum skimmer and a 19 foot support boat, in addition to the on-shore recovery and handling equipment. All recovered fluid is transported to the American Enviro-Services treatment and recycling facilities.

         o Our emergency response division has expanded and maintains fully trained and equipped personnel, including emergency medical technicians, to perform permitted confined space entry and confined space rescue. A confined space has limited or restricted means for entry or exit, and includes tanks, vessels, silos, storage bins, hoppers, vaults and pits. OSHA guidelines specify that such rescuers must be adequately equipped and trained to respond effectively to rescue calls. In our operational area we are the only company that meets these requirements.

         o American Enviro-Systems has recently expanded into the clean up and disposal of material from clandestine laboratories. The recent growth in illegal methamphetamine laboratories has provided new opportunities for emergency response services. American Enviro-Systems has signed service contracts with state and federal enforcement agencies to clean up these sites.

         While separate from our energy operations, the environmental division serves several complementary needs, including environmental consultation and the recovery and recycling of waste motor oils which potentially can be used to fuel our power plants and those of third parties. We plan to use the services of our environmental division in our energy operations and to expand this area of our business through internal growth and acquisitions.

         We were created in 1993 through the merger of Utility Systems Florida, Inc. and Cogenic Energy Systems, Inc. Cogenic was originally incorporated in 1981 and filed for protection under Chapter 11 of the Bankruptcy Code in 1990. Pursuant to a USF proposed plan of reorganization, which was approved by the court in late 1993, USF merged into Cogenic. The resulting entity was renamed U.S. Envirosystems, Inc. In May 1996, our name was changed to U.S. Energy Systems, Inc. Our executive offices are located at 515 N. Flagler Drive, Suite 702, West Palm Beach, Florida 33401. Our telephone number is (561) 820-9779.

                                  RISK FACTORS

         You should carefully consider the following risks, together with the other information contained in this prospectus, before making an investment decision. We may also face some non-material risks which we have not discussed in the following description of our risk factors. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock and warrants could decline.

RISKS RELATED TO OUR COMPANY:

WE HAVE HAD A HISTORY OF LOSSES SUBSTANTIALLY THROUGHOUT OUR EXISTENCE.

         We have a history of losses. Recent net losses before extraordinary items, litigation settlement costs and preferred stock dividends are as follows:

         For the year ended January 31, 1998...................... $767,000
         For the year ended January 31, 1999...................... $522,000
         For the year ended January 31, 2000...................... $467,000

         To date, the Lehi facility has not been operational and Reno Energy is still in development. We believe that there may eventually be revenue, positive cash flow and profits from Lehi and Reno Energy, but there can be no assurances that this will occur. Although the Plymouth cogeneration plant has not provided profits, such profits are expected to begin in the year 2001.

WE HAVE LIMITED AVAILABLE CAPITAL, AND WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE.

         While we believe that our current and anticipated cash flow from operations will be sufficient to meet our anticipated cash requirements for the next twelve months, there is no assurance in this regard. Unless we generate cash flows from operations to fund our working capital needs, we will be required to obtain additional equity or debt financing to continue to operate our business. If we should require additional capital, there can be no assurance that this capital will be available to us, or if available, that it would be on terms acceptable to us. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. Any inability by us to obtain additional financing, if required, will have a material adverse effect on our operations, including the possible cessation of operations.

         We anticipate that some projects, if undertaken, will require us to raise additional capital and there can be no assurance that capital will be available on terms acceptable to us. If additional financing is not available on acceptable terms, we may have to cancel, decline or defer new projects.

WE MAY FACE SUBSTANTIAL IMPEDIMENTS TO COMPLETING FUTURE ACQUISITIONS.

         Our future growth strategy depends on our ability to identify and acquire appropriate companies or power facilities in our existing lines of business and companies operating in related lines of business, to integrate the acquired operations effectively and to increase our market share. A number of our competitors are better known companies with significantly greater financial resources. We cannot assure you that we will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies or power facilities will be effectively integrated to realize expected efficiencies and economies of scale, or that any acquisitions will prove to be profitable. Acquisition of companies or power facilities requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase our capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, we may be forced to alter our future growth strategy. As we continue to pursue our acquisition strategy in the future, our stock price, financial condition and results of operations may fluctuate significantly from period to period.

         There may be liabilities which we fail or are unable to discover in the course of performing due diligence investigations on each company or business we seek to acquire, including liabilities arising from non-compliance with federal, state or local environmental laws by prior owners, and for which we, as a successor owner, may be responsible. We generally seek to minimize our exposure to these liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, we cannot assure you that those indemnifications, even if obtainable, enforceable and collectible, will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

WE RELY HEAVILY ON OUR EXECUTIVE MANAGEMENT.

         We rely heavily upon our executive officers and key employees, particularly our President and Chief Executive Officer, Lawrence I. Schneider, who assumed this position at the sudden unexpected death of our former President and Chief Executive Officer, Richard H. Nelson, on January 24, 2000. We are also dependent on Howard Nevins, our Executive Vice President, who heads our environmental division. The loss of either of these persons could have a detrimental effect on us.

ALTHOUGH WE HAVE INSURANCE, IT MAY NOT COVER EVERY POTENTIAL RISK ASSOCIATED WITH OUT OPERATIONS.

         Although we maintain insurance of various types to cover many of the risks that apply to our operations, including $2,000,000 of general liability insurance as well as separate insurance for each project and separate insurance for the operations of American Enviro-Services, our planned insurance will not cover every potential risk associated with our operations. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on our financial condition and results of operations. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates it considers reasonable.

WE HAVE A SIGNIFICANT NUMBER OF OPTIONS AND OTHER CONVERTIBLE SECURITIES OUTSTANDING WHICH WILL HAVE A DILUTIVE EFFECT ON YOU BY DECREASING YOUR PERCENTAGE OWNERSHIP OF OUR COMPANY.

         We have outstanding options and other convertible securities which provide for the issuance of an aggregate of 9,771,309 shares of common stock. The exercise and conversion of these options and convertible securities, and the issuances of common stock, will have a dilutive effect on our stockholders by decreasing their percentage ownership in the company. Moreover, the holders of these securities would be most likely to exercise or convert the securities at a time when we could obtain capital by a new offering of securities on terms more favorable than those provided by these securities. Consequently, the terms on which we could obtain additional capital may be adversely affected.

THERE ARE MANY SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

         The possibility that substantial amounts of our common stock may be issued or freely resold in the public market may adversely affect prevailing market prices for our common stock , even if our business is doing well. BASED ON THE NUMBER OF OUR OUTSTANDING SHARES OF COMMON STOCK AT JANUARY 28, 2000, WE WILL HAVE 9,549,124 SHARES OUTSTANDING UPON THE COMPLETION OF THIS OFFERING, INCLUDING AN ADDITIONAL 7,600 SHARES OF COMMON STOCK HELD IN TREASURY. WE WILL HAVE AN ADDITIONAL 9,771,309 SHARES RESERVED FOR ISSUANCE UPON THE CONVERSION OR EXERCISE OF OUR OUTSTANDING CONVERTIBLE SECURITIES, OPTIONS OR WARRANTS. The market price of our common stock could drop significantly if the holders of these securities sell the underlying shares of common stock or if the market perceives that they are intending to sell them. For a more detailed description, see "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

         Provisions of our certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

WE DO NOT INTEND TO PAY DIVIDENDS.

         We have never declared or paid dividends on our common stock and currently do not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors.

OUR DIRECTORS HAVE LIMITED LIABILITY.

         Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be liable to the corporation or its stockholders for expenses incurred in derivative or third party actions arising from a breach of their fiduciary duty as directors, except in some limited circumstances. Accordingly, except in those circumstances, our directors will not be liable to us or our stockholders for breach of their duty.

YOU MAY EXPERIENCE POTENTIAL ADVERSE EFFECTS OF THE REDEMPTION OF THE WARRANTS.

         We may call the warrants for redemption at a redemption price of $.01 per warrant upon not less that 30 business days' prior written notice if the last sale price of the common stock has been at least $6.00 on all 20 of the last trading days ending on the third day prior to the date on which notice is given. Notice of redemption of the warrants could force you to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, to sell the warrants at the current market price when you may otherwise wish to hold the warrants, or to accept the redemption price, which would be substantially less than the market value of the warrants at the time of redemption.

RISKS RELATED TO OUR ENERGY BUSINESS:

THE ENERGY BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

         In addition to competition from electric utilities in the markets where our projects are located, our energy division also faces competition from approximately 150 companies currently involved in the cogeneration and independent power market throughout the United States. Some of these companies are larger and better financed than we are. Although we believe that we will be entering segments of the marketplace where we will not face extensive competition, we cannot assure you that we will be able to enter these markets or that there will not be competition in such markets. The entire industry also may face competition from existing investor-owned utility companies and may be adversely affected by the prices charged by those companies for conventional energy sources, which, in turn, are affected by inflation and availability of fossil fuel.

WE OPERATE IN AN EMERGING INDUSTRY AND HAVE LIMITED MARKETING CAPABILITIES.

         Although the cogeneration and independent power plant industries have been in existence for a number of years, they are still in their development stages. As is typically the case in an emerging industry, levels of demand and market acceptance for products and services are highly uncertain. We began developing new power projects in November 1993, but have not yet commenced significant marketing activities and currently have limited power marketing experiences as well as limited financial, personnel and other resources to undertake extensive marketing activities.

WE MAY EXPERIENCE PROJECT DEVELOPMENT RISKS.

         Our ability to develop new projects, including the Reno Energy project, is dependent on a number of other factors outside our control, including obtaining power agreements, governmental permits and approvals, fuel supply and transportation agreements, electrical transmission agreements, site agreements and construction contracts. We cannot assure you that we will be successful in obtaining these agreements, permits and appraisals. In particular, the Reno Energy project is still in the planning and development stage and there are no contracts with end users nor have we obtained the required governmental approvals. Project development involves significant environmental, engineering and construction risks. Further, projects which are successfully developed may still face risks inherent in start-up businesses, including lack of market acceptance.

OUR BUSINESS OF OWNING AND OPERATING POWER PLANTS INVOLVES CONSIDERABLE RISKS.

         The operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines or other equipment or processes and performance below expected levels of output or efficiency. Although the facilities in which we are or will be involved contain some redundancies and back-up mechanisms, we cannot assure you that those redundancies or back-up mechanisms would allow the affected facility to perform under applicable power agreements.

         The development and operation of geothermal energy resources involve risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon the heat content of the extractable fluids, the geology of the reservoir, the total amount of recoverable reserves, and operational factors relating to the extraction of fluids, including operating expenses, energy price levels, and capital expenditure requirements relating primarily to the drilling of new wells. In connection with the development of a project, we estimate the productivity of the geothermal resource and the expected decline in that productivity. The productivity of a geothermal resource may decline more than we anticipate, resulting in insufficient recoverable reserves being available for sustained generation of the electrical power capacity desired.

WE MAY LOSE OUR STATUS AS A QUALIFYING FACILITY.

         Under present federal law, we are not and will not be regulated as a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") as long as each power plant in which we have an interest is a qualifying facility under the Public Utility Regulatory Policies Act of 1978 ("PURPA"). A qualifying facility that is a cogeneration facility must produce not only electricity but also thermal energy for use in an industrial or commercial process or heating or cooling applications in specified proportions to the facility's total energy output and must meet specified energy efficiency standards. Under PURPA, a regulated public electric utility company must purchase electricity at its avoided cost from an independent power plant which has qualifying facility status. Qualifying facility status is granted to independent power plants which use fossil fuel in a manner which allows for recovery and use of a specified percentage of otherwise rejected heat thereby achieving a higher degree of fuel efficiency. Qualifying facility status is also granted to independent power plants which use renewable energy sources, including geothermal, hydro, solar, wind, and waste products, without regard to heat recovery. An independent power plant using fossil fuel, which loses its ability to use recovered heat, could fall below the efficiency standards and thereby lose its qualifying facility status. The regulated public electric utility company, which may have been required to purchase electricity from the independent power plant, could thereafter refuse to purchase that electricity. Independent power plants which have qualifying facility status, and which are not fossil fuel driven, are not required to meet efficiency standards regarding qualifying facility status.

WE MAY BE UNABLE TO ACQUIRE OR RENEW THE NUMEROUS PERMITS AND APPROVALS REQUIRED TO OPERATE POWER FACILITIES.

         The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we are in substantial compliance with all applicable rules and regulations and that the projects in which we are involved have the requisite approvals for existing operations and are operated as required by applicable laws, our operations and our projects require compliance with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new or existing laws and regulations which would have a materially adverse affect would not be adopted or revised, nor can there be any assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures for permitting and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

WE MAY FAIL TO COMPLY WITH ENVIRONMENTAL LAWS WHICH COULD RESULT IN SUBSTANTIAL REMEDIATION COSTS.

         As is the case in all power projects, strict environmental regulations established by federal, state and local authorities involving air and other emissions must be met. While we take every precaution to ensure that applicable regulations are met and we do not undertake projects which do not or cannot meet these regulations, we cannot assure you that we are in continual compliance with all applicable regulations. Should a condition occur in which emissions standards at a specific project fall below allowable standards, there could be costs involved in remediating that conditions. Additionally, as with all industrial sites, there are standards for the safe handling of fuels and chemicals which must be met. Again, we take every precaution to insure the standards are met. However, exigencies may occur -- a fuel spillage for example -- which would require remediation with attendant costs.

SOME OF OUR FACILITIES ARE LOCATED IN EARTHQUAKE PRONE AREAS.

         Areas in which we have acquired geothermal projects experience frequent low-level seismic disturbances, and more significant seismic disturbances are possible. While our power generation facilities are built to withstand relatively significant levels of seismic disturbance, and we believe we will be able to maintain adequate insurance protection, we cannot assure you that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that our insurance will continue to be available on commercially reasonable terms.

RISKS RELATED TO OUR ENVIRONMENTAL BUSINESS:

OUR ENVIRONMENTAL DIVISION MUST COMPLY WITH A VARIETY OF LAWS AND REGULATIONS. CHANGES IN THESE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         Our environmental operations must comply with federal, state, territorial, provincial and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for transfer and storage facilities, some collection vehicles, storage tanks and other facilities owned or operated by us, and these permits can be revoked or modified and must be renewed. Although we believe that our facilities meet federal, state and local requirements in all material respects, we may be required to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable regulatory requirements, including new regulations, and to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase our capacity. In addition, environmental regulatory changes could cause us to spend additional funds for corrective action for past and current operations at our facilities. These factors could increase substantially our operating costs and impair our investment in our facilities. These regulations are administered by the United States Environmental Protection Agency and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor and by the provincial environmental ministries in Canada. The requirements are enforceable by injunctions and fines or penalties, including criminal penalties.

         We believe that each of our facilities has all necessary operating permits and that each permit will be renewed at the end of its existing term. However, the issuance or renewal of any permit could include conditions requiring further capital expenditures or corrective actions. Although we also believe that each of our operating facilities complies in all material respects with the applicable governmental requirements, it may be necessary to expend considerable time, effort and money to keep existing or acquired facilities in compliance with applicable requirements, including new regulations, to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase their capacity.

         The United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") imposes liability for natural resources damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of the sites. Hundreds of substances are defined as "hazardous" under CERCLA and the release to the environment of these substances, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting this kind of cleanup can be significant. Even with our efforts to comply with applicable regulations and to avoid any unregulated release of hazardous substances to the environment, releases of these substances may occur as a result of our operations or those of our predecessors. Given the substantial costs involved in a CERCLA cleanup and the difficulty of obtaining insurance for environmental impairment liability, this liability could have a material impact on our business, financial condition and future prospects.

THE ENVIRONMENTAL BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

         The industrial waste industry is highly competitive. Our environmental division competes with local, regional and national companies of varying sizes, as well as counties and municipalities that maintain their own waste collection and disposal operations. The key competitive factors within the industrial waste industry include:

         o  the breadth of services offered;
         o  the price, quality and reliability of service; and
         o  the technical proficiency in handling waste properly.

         Knowledgeable customers are sensitive to the reputation and financial strength of the companies they use to collect, treat, recycle and dispose of their industrial waste primarily because customers, as the original generator of the waste, remain liable under federal and state environmental laws for improper disposal of waste. We cannot predict whether future competitive conditions will have a material effect on our business, financial condition or future prospects.

OUR ENVIRONMENTAL BUSINESS IS CYCLICAL AND DOWNTURNS IN THE BUSINESS CYCLE COULD ADVERSELY AFFECT US.

The industrial waste and environmental response industries are cyclical. Industrial waste is dependent upon a stream of waste from industries which are cyclical. If those cyclical industries slow significantly, the business that we receive from those industries is likely to slow and our business would slow as a result. Also, our business is somewhat seasonal because less waste is received in winter months due to difficult working conditions.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements are indicated by words or phrases such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our company and our industry and involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors more fully described in "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to our company or persons action on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders hereunder. We have agreed to pay all of the expenses, estimated to be approximately $41,280.07, related to this offering.

                              SELLING SHAREHOLDERS

         The following table provides information regarding the beneficial ownership of the common stock by the selling shareholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares. We are registering shares issuable upon conversion of (i) 1,138,889 shares of our Series A Convertible Preferred Stock, (ii) 509 shares of our Series B Convertible Preferred Stock, (iii) 114,000 common stock purchase warrants issued in connection with our acquisition of Plymouth Cogeneration in 1994, (iv) 125,000 common stock purchase warrants issued to holders of our 9% debentures,
(v) debentures convertible into 45,750 shares of common stock, and (vi) 149,000 options to purchase common stock not covered under any of our stock option plans. Additionally, we are registering 25,000 shares of common stock held by the Estate of Richard H. Nelson, our former President and CEO 21,662 shares of common stock held by Energy Systems Investors, LLC and 2,407 shares of common stock held by Lawrence I. Schneider, our President and Chief Executive Officer.

         Except for Messrs. Schneider, Beder and Evans, none of the selling shareholders have been officers, directors, or employees, or have had a material relationship with us.

         The following table sets forth certain information with respect to the amount of share beneficially owned by the selling shareholders and is adjusted to reflect the sale of shares offered hereby. The following table assumes that each of the selling shareholders (i) exercises or converts all of his or her options, warrants, preferred stock and/or convertible debentures; and (ii) sells all of his or her shares.


                               OWNERSHIP OF SHARES                                                            OWNERSHIP OF SHARES
                                 OF COMMON STOCK                    NUMBER OF SHARES OFFERED                    OF COMMON STOCK
                                PRIOR TO OFFERING            (INCLUDES SHARES UNDERLYING SECURITIES)             AFTER OFFERING
                               --------------------    ---------------------------------------------------     --------------------
                                                       COMMON                        PREFERRED
    SELLING SHAREHOLDER        SHARES    PERCENTAGE    STOCK    OPTIONS    WARRANTS     STOCK    DEBENTURES    SHARES   PERCENTAGE
    -------------------        ------    ----------    -------  -------    --------  ---------   ----------    ------   ----------
Seymour J. Beder..........      5,642          *                  12,500                                         5,642          *
   515 N. Flagler Drive
   Suite 702
   W. Palm Beach, FL 33401

Noreen Boyer..............                                                    4,546     8,750
   3141 Pt. Grey Road
   Vancouver, BC V6K1B3

William Buik..............                                                    4,546                  3,977
   c/o Nesbitt Burns
   1 First Canadian Place
   P.O. Box 150
   Toronto, Ontario  M5X1H3

Aaron Daniels.............                                                    2,273     4,375
   1095 Park Avenue, #30
   New York, NY  10128

David Doern IRA 85513720..      4,546          *                              4,546     8,750                    4,546          *
   360 Hamilton Avenue
   8th Floor
   White Plains, NY  10601

Energy Systems Investors,                             21,662                        4,444,444                   21,662          *
   LLC....................
   927 Fifth Avenue
   New York, NY  10021

Estate of Richard H. Nelson    25,000          *      25,000                                                    25,000          *
   12012 Longwood Green Dr.
   Willington, FL  33414


                               OWNERSHIP OF SHARES                                                            OWNERSHIP OF SHARES
                                 OF COMMON STOCK                    NUMBER OF SHARES OFFERED                    OF COMMON STOCK
                                PRIOR TO OFFERING            (INCLUDES SHARES UNDERLYING SECURITIES)             AFTER OFFERING
                               --------------------    ---------------------------------------------------     --------------------
                                                       COMMON                        PREFERRED
    SELLING SHAREHOLDER        SHARES    PERCENTAGE    STOCK    OPTIONS    WARRANTS     STOCK    DEBENTURES    SHARES   PERCENTAGE
    -------------------        ------    ----------    -------  -------    --------  ---------   ----------    ------   ----------
Europa International, Inc.                                                   96,181                 15,909
   c/o Knoll Capital
   Management
   200 Park Avenue
   Suite 3900
   New York, NY  10166

Evan Evans................      1,250          *                   1,250                                         1,250          *
   331 Old Toll Road
   Madison, CT  06443

S. Jerome Feinberg........      2,273          *                              2,273     4,375                    2,273          *
   31 Bedford Boulevard
   Bronx, NY  10468

Shirley Feinberg..........      2,273          *                              2,273     4,375                    2,273          *
   3333 Henry Hudson
   Parkway, #1714
   Bronx, NY  10468

S. Marcus Finkle..........                                                   22,546     8,750
   117 AABC, Suite 311
   Aspen, CO  81611

Harvey Ginsberg & Co. ....                                                    3,000     8,750
   675 Third Avenue
   Suite 2800
   New York NY  10017

Richard H. Grace..........                                                    4,546
   c/o Smith Barney, Inc.
   350 California Street
   San Francisco, CA
   94104-1402

L. William Kay II.........      7,046          *                              4,546     8,750                    7,046          *
   4812 Drexelbrook Drive
   Drexel Hill, PA 19026

Lawrence Kessler..........                                                    4,546     8,750
   191 Brookwood Lane
   New Canaan, CT 06840

Nils Kindwall.............                                         3,750
   3299 Bridgegate Drive
   Jupiter, FL  33477

Fred Knoll................                                        67,500
   Knoll Capital Management
   200 Park Avenue,
   Ste. 3900
   New York, NY  10166

Sheldon Lieberbaum........                                                    2,273     4,375
   220 East 72nd St., #28E
   New York, NY  10021

Howard and Sylvia Minsky..                                                    4,546     8,750
   100 Royal Palm Way
   Palm Beach, FL  33480

Ronald Moody                                                                  9,000
   16 Saville Row, 3rd Floor
   London, England  W1X1AE


                               OWNERSHIP OF SHARES                                                            OWNERSHIP OF SHARES
                                 OF COMMON STOCK                    NUMBER OF SHARES OFFERED                    OF COMMON STOCK
                                PRIOR TO OFFERING            (INCLUDES SHARES UNDERLYING SECURITIES)             AFTER OFFERING
                               --------------------    ---------------------------------------------------     --------------------
                                                       COMMON                        PREFERRED
    SELLING SHAREHOLDER        SHARES    PERCENTAGE    STOCK    OPTIONS    WARRANTS     STOCK    DEBENTURES    SHARES   PERCENTAGE
    -------------------        ------    ----------    -------  -------    --------  ---------   ----------    ------   ----------
Theodore and Jill Rosen...     34,425          *                  60,250     11,357    21,875                   34,425          *
   55 East 87th Street
   New York, NY  10128

John P. Rosenthal.........                                                    7,546     8,750
   112 Park Avenue
   New York, NY  10128

Marjorie Rosenthal........                                                    7,546     8,750
   131 East 66th Street
   New York, NY  10021

John Rostenberg IRA 8778723     4,546          *                              4,546     8,750                    4,546          *
   66 North Old Stone
   Bridge Road
   Cos Cob, CT 06807

Lawrence I. Schneider.....                             2,407                          111,112                    2,407          *
   515 N. Flagler Drive
   Suite 702
   W. Palm Beach, FL 33401

SDZ Venture Partners......                                                    4,546     8,750
   105 Mockingbird Lane
   Seabrook, TX  77586

Seneca Limited............                                                    4,546                  3,977
   P.O. Box HM 2257
   Hamilton HMJX, Bermuda

James & Norma Smith.......                                                    4,546                  3,977
   P.O. Box 4657
   Hinsdale, IL  60522

Robert B. Thomson.........      7,425          *                              2,273     4,375                    7,425          *
   122 Sunlit Drive
   Watching, NJ  07060

Tralida, L.L.P. ..........                                                    9,090                  7,955
   310 S. Williams Blvd.
   Suite 180
   Tucson, AZ  85711

Trans Euro Investments Ltd.                                                  11,363                  9,943
   C/o Consolidated Services
   P.O. Box HM 2257
   Hamilton HMJX, Bermuda

Donald Warner.............                                         3,750
   19 Candlewood Acres Rd.
   Brookfield, CT  06804
                                                     -------    --------   --------   ---------     -------
                                                      49,069     149,000    239,000   4,695,556     45,750
                                                     =======    ========   ========   =========     =======

----------
* Less than 1%

                              PLAN OF DISTRIBUTION

GENERAL

         TRANSACTIONS. The selling shareholders, and their respective donees and pledgees, may offer and sell the common stock in one or more of the following transactions:

         o  on the Nasdaq Stock market,
         o  in the over-the-counter market,
         o  in negotiated transactions,
         o  through put or call option transactions relating the shares, or
         o  in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their respective shares of common stock at any of the following prices:

         o  fixed prices which may be changed,
         o  market prices prevailing at the time of sale,
         o  prices related to prevailing market prices or
         o  negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

         o  directly to purchasers or
         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         Our financial statements as of January 31, 2000 and for each of the years in the two-year period ended January 31, 2000, have been incorporated by reference in this prospectus from our Annual Report on Form 10-KSB for the year ended January 31, 2000 in reliance upon the report of Richard A. Eisner & Company LLP, independent certified public accountants on their audit of those financial statements, given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 000-24244. You may read and copy any document in our public files at the SEC's offices at:

                            o    Judiciary Plaza
                                 450 Fifth Street, N.W.
                                 Room 1024
                                 Washington, D.C. 20549,

                            o    500 West Madison Street
                                 Suite 1400
                                 Chicago, Illinois 60606

                                     and

                            o    7 World Trade Center
                                 Suite 1300
                                 New York, New York 10048.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the Nasdaq Stock market under the symbol "USEY."

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us:

         o Our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2000.

         o Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended April 30, 1999, July 31, 1999 and October 31, 1999.

         o The description of our common stock contained in our registration statement on Form 8-A dated March 9, 1982.

         We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus (other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus). Requests for such copies should be directed to the following address:

                          U.S. Energy Systems, Inc.
                          515 North Flagler Drive, Suite 702
                          West Palm Beach, Florida 33401
                          Attn: Chief Financial Officer
                          Telephone (561) 820-9779

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

================================================================================

                                5,178,375 SHARES

                            U.S. ENERGY SYSTEMS, INC.

                                  COMMON STOCK

                           ---------------------------

                                   PROSPECTUS

                           ---------------------------


                                   May 4, 2000

==============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Selling Shareholders, if any, payable by such Selling Shareholders) payable in connection with the sale and distribution of the Shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee. All of the expenses below will be paid by the Registrant.

         Securities and Exchange Commission registration fee...... $  6,280.07

         Nasdaq additional listing fee............................ $  5,000

         Legal fees and expenses.................................. $ 10,000

         Accounting fees and expenses............................. $  5,000

         Printing and engraving expenses.......................... $  5,000

         Transfer Agent and Registrar fees........................ $  5,000

         Miscellaneous............................................ $  5,000
                                                                   -----------
                  Total........................................... $ 41,280.07
                                                                   ===========


ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation exculpates directors from personal liability to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. This provision provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of the Company against all expense, loss or liability in connection therewith.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgements, fines and amounts paid in settlements actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnification for such expenses despite such adjudication of liability. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition upon the delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         The Company has directors' and officers' liability insurance.

ITEM 16.         EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
---------         -----------

    5.1           Opinion of Greenberg Traurig, P.A.

   23.1           Consent of Greenberg Traurig, P.A. (included in Exhibit 5)

   23.2           Consent of Richard A. Eisner & Company, LLP

   24             Power of Attorney (included on signature page)


ITEM 17.      UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (2) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on this 4th day of May, 2000.

                                               U.S. ENERGY SYSTEMS, INC.

                                               By:  /s/ LAWRENCE I. SCHNEIDER
                                                   ---------------------------
                                                   Lawrence I. Schneider
                                                   President and CEO

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence I. Schneider and Seymour
J. Beder, respectively, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                        TITLE                               DATE
                 ---------                                        -----                               ----

/z/ THEODORE ROSEN                                Chairman of the Board of Directors             May 4, 2000
------------------------------------------
Theodore Rosen

/z/ LAWRENCE I. SCHNEIDER                         President, Chief Executive Officer             May 4, 2000
------------------------------------------                      and Director
Lawrence I. Schneider

/s/ SEYMOUR J. BEDER                            Chief Financial and Accounting Officer           May 4, 2000
------------------------------------------                   and Controller
Seymour J. Beder                                    (Principal Financial and Accounting
                                                                  Officer)

/s/ HENRY SCHNEIDER                                   Vice President and Director                May 4, 2000
------------------------------------------
Henry Schneider

/s/ HOWARD NEVINS                                Director and Executive Vice President           May 4, 2000
------------------------------------------
Howard Nevins

/s/ EVAN EVANS                                                 Director                          May 4, 2000
------------------------------------------
Evan Evans

/s/ ALLEN ROTHMAN                                              Director                          May 4, 2000
------------------------------------------
Allen Rothman

/s/ ASHER F. FOGEL                                             Director                          May 4, 2000
------------------------------------------
Asher F. Fogel

/s/ RICHARD T. BRANDT II                                       Director                          May 4, 2000
------------------------------------------
Richard T. Brandt II

/s/ STANLEIGH FOX                                              Director                          May 4, 2000
------------------------------------------
Stanleigh Fox

/s/ BURTON J. AHRENS                                           Director                          May 4, 2000
------------------------------------------
Burton J. Ahrens



                                  EXHIBIT INDEX

NUMBER        DESCRIPTION                                               PAGE
------        -----------                                               ----

    5         Opinion of Greenberg Traurig, P.A.

   23.1       Consent of Greenberg Traurig, P.A.
              (contained in Exhibit 5 herein)

   23.2       Consent of Richard A. Eisner & Co., LLP

   24         Power of Attorney (included on signature page)